EXHIBIT 99

For Immediate Release	For Further Information Contact:
Wednesday, August 4, 2004	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS STRONG SECOND QUARTER RESULTS;

INCREASES 2004 TARGETS

Tulsa, Oklahoma – Vintage Petroleum, Inc. today announced net income of $37.4 million, or $0.57 per diluted share, in the second quarter of 2004 compared to a net loss of $8.7 million, or $0.14 per share, in the same quarter last year. Last year’s second quarter net loss included non-cash charges of $41.6 million ($24.3 million after tax) related primarily to the impairment of certain unproved and producing properties in Canada.

Cash flow (before all exploration costs, working capital changes and current taxes associated with property sales), a non-GAAP measure, was $83.7 million for the second quarter of 2004, up 30 percent from cash flow of $64.2 million in the second quarter of 2003. See the attached table for a reconciliation of these non-GAAP financial measures to cash provided by operating activities of $57.8 million for the second quarter of 2004 and $13.3 million for the same period in 2003, the corresponding GAAP amounts.

Production

Strong organic growth resulted in second quarter production of 6.8 million barrels of oil equivalent (BOE), a three and one-half percent increase over the first quarter of 2004 and well ahead of the company’s expectations for the quarter based on its annual production target for 2004. The two percent decline from the year-earlier quarter’s 6.9 million BOE was anticipated and related primarily to Canadian property divestitures in the second half of 2003 and a labor strike by contract

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oil field workers in Argentina impacting late first quarter and early second quarter of 2004. The company estimates that the strike reduced Argentina production during the first and second quarters of 2004 by approximately 188 MBOE (165 MBbls of oil and 135 MMcf of gas) and 228 MBOE (200 MBbls of oil and 165 MMcf of gas), respectively, due to the temporary suspension of operations and shut-ins.

Production in the U.S. continues to be significantly ahead of the company’s expectations to date as a result of exploitation successes that more than offset the temporary production interruptions in Argentina. As a result of the company’s successful drilling at its An Nagyah field in Yemen, oil production from its area of commercial development began making a contribution in the second quarter, rising to the targeted 2,500 gross (1,300 net) barrels per day late in the quarter and achieving a current productive capacity of 4,000 gross barrels per day. Bolivia volumes benefited from Argentina’s increased demand for natural gas supplies, with net gas production rising to average 20,000 Mcf per day in the second quarter. Argentina net production in June 2004 averaged 33,000 BOE per day.

Prices

Including the impact of hedges, the company’s realized price for oil increased 16 percent to average $29.03 per barrel in the second quarter of 2004, compared with last year’s second quarter average price of $24.95 per barrel. The company’s realized price for gas increased 27 percent to $4.17 per Mcf, compared to $3.28 per Mcf in the second quarter of 2003. As a result of the significant increase in oil and gas prices, oil and gas revenues increased 17 percent to $186.2 million for the second quarter of 2004 from $159.5 million in the same period of 2003.

Costs and Expenses

Production costs of $44.2 million in the second quarter of 2004 were up from $39.8 million for the previous year’s quarter. This increase is primarily related to increased workover activities

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and higher U.S. power costs. Export taxes in Argentina decreased from $8.2 million in 2003 to $6.7 million in 2004 primarily as a result of a shift in sales volumes from the export market to the domestic market versus the year-earlier quarter.

General and administrative expenses of $17.1 million increased from $14.4 million in the year-earlier quarter primarily due to the accrual of higher estimated employee bonuses versus the year-earlier quarter. Stock compensation costs in 2004 of $2.2 million increased from $1.5 million in 2003 primarily as a result of the vesting of certain performance-based restricted stock grants.

Exploration expense of $9.6 million for the second quarter of 2004 consisted of $2.0 million of seismic, geological and geophysical costs, $4.5 million of dry hole costs primarily in Italy and $3.1 million of leasehold impairments. This compares to exploration expense for the second quarter of 2003 of $32.5 million, consisting of $2.9 million of seismic, geological and geophysical costs, $0.6 million of dry hole costs and $29.0 million of leasehold impairments.

Interest expense declined 30 percent to $12.7 million in the second quarter of 2004 due to a $96 million (12 percent) reduction in average debt outstanding and an 18 percent lower average interest rate resulting from a change in the mixture of fixed rate versus floating rate debt.

Six Month Results

Net income for the six months ended June 30, 2004, was $56.5 million, or $0.87 per diluted share, compared to income from continuing operations before cumulative effect of change in accounting principle of $14.0 million, or $0.22 per diluted share, in the first half of 2003. There were no discontinued operations or changes in accounting principle during the first half of 2004. Net income for the six months ended June 30, 2003, totaled $32.0 million, or $0.50 per diluted share.

Cash flow (before all exploration costs, changes in working capital and current taxes on property sales), a non-GAAP measure, was $160.7 million for the six months ended June 30, 2004,

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up eight percent compared to $149.2 million in the year-ago period, reflecting the increase in oil and gas prices from the year-ago levels. See the attached table for a reconciliation of these non-GAAP financial measures to cash provided by operating activities of $142.2 million for the six months ended June 30, 2004, and $94.1 million in the year-earlier period, the corresponding GAAP amounts.

Data Room Open for Canadian Properties

After a review of its Canadian oil and gas reserves and the strategic alternatives available, the company has retained Waterous & Co. as an advisor and has opened a data room for potential interested buyers. Vintage’s proved reserves in Canada at year-end 2003 were approximately three percent of the company’s total proved reserves.

2004 Targets for Production, Capital Budget, Cash Flow and EBITDAX Increased

Based on the success of its activities to date in the U.S. and Yemen, increased gas sales in Bolivia and the recent agreement to purchase producing properties in Argentina along with a performance adjustment on its existing Argentina properties, Vintage has increased its production target for 2004 to 27.5 million BOE from the prior target of 27.0 million. The company’s U.S. production continues to run ahead of previous expectations due principally to recompletion activities underway in south central Texas. Net gas production from these lower-risk projects has increased from six MMcf per day to 28 MMcf per day since June of 2003.

In Yemen, the company has received approval from the government to expand its planned drilling activity. As a result of its drilling success to date, the company plans to increase its capital spending for drilling. The added capital will be spent principally to accelerate the drilling program at its An Nagyah field in order to raise productive capacity of the field toward the 10,000 barrel of oil per day capacity of the central processing facility targeted for completion early in the second quarter 2005. Vintage estimates its current net share of oil produced under its production sharing agreement in Yemen

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to be approximately 52 percent of total gross barrels produced. In addition, Vintage plans to drill two additional exploratory wells, at least one of which, the Al Hareth, will target the Alif formation in a new prospect area within Vintage’s area of development. The drilling portion of the work planned for 2004 under Vintage’s previous capital budget for Yemen is nearly complete and thus is being raised to accommodate the expanded development and exploration activity by $11.5 million to $27.5 million, increasing the total 2004 capital budget for Yemen, including facility design and construction, to about $39 million.

The recent agreement to acquire certain producing properties in Argentina is scheduled to close in mid-August. Vintage plans to initiate a work program including drilling, workovers and waterfloods early in the fourth quarter and, accordingly, has increased its Argentina budget $8.5 million for the remainder of 2004. As a result of these expanded work programs and an increase in exploration drilling activity related to unconventional resources in the U.S. in the second half of the year, Vintage has raised its non-acquisition capital expenditure budget by eleven percent, or $25 million, to $250 million.

Due to strong oil and gas prices prevailing during the second quarter and the strength of the forward price curve, the company has also increased its average NYMEX price assumptions for 2004 to $36.00 per barrel for oil from $32.00 per barrel and to $5.90 per MMBtu for gas versus the previous assumption of $5.25 per MMBtu. For the second half of 2004, the company has hedged approximately 2.7 million barrels of oil through price swaps at an average NYMEX reference price of $30.33 per barrel and 2.5 Bcf of gas at an average price of $5.96 per MMBtu (see accompanying table – “Hedging Status”).

Today, the government of Argentina announced an increase in the export tax rates for crude oil. No final decree has yet been issued. However, based on the company’s current understanding, the export tax escalates from the current 25 percent (20 percent effective rate) to a maximum rate of 45 percent (31 percent effective rate) of the realized value for exported barrels as WTI prices increase from

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$32.00 and below per barrel to $45.00 and above per barrel. The company’s cash flow and EBITDAX targets for 2004 have been reduced by $8 million and $12 million, respectively, reflecting the estimated effect on the second half of 2004 of the Argentine export tax increase and the reduction of estimated values to be realized for domestic sales assuming parity with export values net of the tax.

Given its increase of the 2004 non-acquisition capital budget and increased targeted production levels, plus assumed prices and costs enumerated in the accompanying table, “Vintage Petroleum, Inc., Revised 2004 Targets”, as well as the export tax rate changes and other expectations, Vintage has increased its target for 2004 cash flow (as defined in the attached table) by 15 percent to $325 million, which is $42 million higher than the previous target of $283 million. Similarly, the revised target for EBITDAX in 2004 has been raised by 11 percent, or $42 million, to $427 million from the previous target of $385 million.

Vintage to Webcast Second Quarter 2004 Conference Call

The company’s teleconference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Thursday, August 5 at 3 p.m. Central Time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. To listen to the internet broadcast, participants will need a multimedia computer with speakers and the Windows media player installed. Download from http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=VPI&script=1010&item_id=918264 and test the software prior to the call. Vintage Petroleum is unable to provide technical support for downloading the software. The teleconference may be accessed by dialing 800-362-0571 beginning ten minutes prior to the scheduled start time and providing the call identifier “Vintage” to the operator. A replay of the webcast will be available until August 14, 2004, at the Vintage website. Similarly, an audio replay will also be available until August 14, 2004, by dialing 402-530-9027.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future production, exploration drilling, exploitation activities, operating costs, capital spending, disposition of assets, EBITDAX, cash flow, NYMEX prices of oil and gas and company realizations, the impact of oil and gas hedging activities, and events or developments that the company expects or believes are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by foreign governments as a result of political and economic conditions or other factors, changes in foreign exchange rates and inflation rates, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the Company’s filings with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Oil, condensate and NGL sales	$123,698	$111,485	$243,662	$237,700
Gas sales	62,470	48,036	115,955	107,479
Sulfur sales	350	703	908	1,209
Gas marketing	23,884	26,741	46,140	59,661

Total revenues	210,402	186,965	406,665	406,049

COSTS AND EXPENSES:
Production costs	44,245	39,753	89,968	76,581
Transportation and storage costs	3,142	2,357	5,091	4,784
Production and ad valorem taxes	5,818	4,026	11,514	8,759
Export taxes	6,706	8,183	12,912	18,405
Exploration costs	9,573	32,449	13,933	46,527
Gas marketing	22,902	26,386	44,457	58,423
General and administrative	17,061	14,386	33,965	27,840
Stock compensation	2,176	1,482	5,938	2,434
Depreciation, depletion and amortization	29,550	34,783	61,805	72,077
Impairment of proved oil and gas properties	—	12,571	3,915	12,571
Accretion	1,970	1,832	3,939	3,579
Other operating (income) expense	1,151	403	(3,745)	1,579

Total costs and expenses	144,294	178,611	283,692	333,559

OPERATING INCOME	66,108	8,354	122,973	72,490

OTHER (INCOME) EXPENSE:
Interest expense	12,674	18,016	26,695	36,557
Loss on early extinguishment of debt	—	—	9,903	1,426
(Gain) loss on disposition of assets	4	(305)	(55)	345
Foreign currency exchange (gain) loss	(1,960)	3,514	(838)	7,151
Other non-operating (income) expense	531	(1,665)	(96)	(1,444)

Net other expense	11,249	19,560	35,609	44,035

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting Principle	54,859	(11,206)	87,364	28,455

INCOME TAX PROVISION (BENEFIT):
Current	13,520	16,369	26,168	30,832
Deferred	3,930	(18,888)	4,652	(16,408)

Total income tax provision (benefit)	17,450	(2,519)	30,820	14,424

Income (loss) from continuing operations before cumulative effect of change in accounting principle	37,409	(8,687)	56,544	14,031
INCOME FROM DISCONTINUED OPERATIONS, net of
income tax provision of $38,226	—	—	—	10,844

Income (loss) before cumulative effect of change in accounting principle	37,409	(8,687)	56,544	24,875
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of income tax provision of $4,104	—	—	—	7,119

NET INCOME (LOSS)	$37,409	$(8,687)	$56,544	$31,994

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.58	$(0.14)	$0.88	$0.22
Income from discontinued operations	—	—	—	0.17

Income (loss) before cumulative effect of change in accounting principle	0.58	(0.14)	0.88	0.39
Cumulative effect of change in accounting principle	—	—	—	0.11

Net income (loss)	$0.58	$(0.14)	$0.88	$0.50

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.57	$(0.14)	$0.87	$0.22
Income from discontinued operations	—	—	—	0.17

Income (loss) before cumulative effect of change in accounting principle	0.57	(0.14)	0.87	0.39
Cumulative effect of change in accounting principle	—	—	—	0.11

Net income (loss)	$0.57	$(0.14)	$0.87	$0.50

Weighted average common shares outstanding:
Basic	64,741	63,991	64,535	63,791
Diluted	65,487	63,991	65,258	64,193

Certain 2003 amounts have been reclassified to conform with the 2004 presentation. These reclassifications had no effect on the Company’s net income.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

ASSETS

	June 30, 2004	December 31, 2003
CURRENT ASSETS:
Cash and cash equivalents	$75,470	$54,880
Accounts receivable -
Oil and gas sales	99,654	89,674
Joint operations	11,938	9,359
Prepaids and other current assets	17,413	14,702

Total current assets	204,475	168,615

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,796,217	2,717,193
Oil and gas gathering systems and plants	23,725	23,344
Other	30,071	29,072

	2,850,013	2,769,609
Less: Accumulated depreciation, depletion and amortization	1,582,080	1,535,715

Total property, plant and equipment, net	1,267,933	1,233,894

OTHER ASSETS, net	43,108	44,329

	$1,515,516	$1,446,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revenue payable	$33,984	$26,654
Accounts payable - trade	51,779	55,601
Current income taxes payable	13,204	19,933
Derivative financial instruments payable	30,293	7,876
Other payables and accrued liabilities	80,627	70,028

Total current liabilities	209,887	180,092

LONG-TERM DEBT	699,046	699,943

DEFERRED INCOME TAXES	50,157	54,302

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	91,809	89,076

OTHER LONG-TERM LIABILITIES	554	939

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.005 par, 160,000,000 shares authorized, 65,392,733 and 64,720,975 shares issued and 64,937,989 and 64,281,199 outstanding, respectively	327	324
Capital in excess of par value	346,683	337,080
Retained earnings	73,235	22,844
Accumulated other comprehensive income	51,829	70,482

	472,074	430,730

Less treasury stock, at cost, 454,744 and 439,776 shares	3,246	3,117
Less unamortized cost of restricted stock awards	4,765	5,127

Total stockholders’ equity	464,063	422,486

	$1,515,516	$1,446,838

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$56,544	$31,994
Adjustments to reconcile net income to cash provided by operating activities -
Income from discontinued operations, net of tax	—	(10,844)
Cumulative effect of change in accounting principle, net of tax	—	(7,119)
Depreciation, depletion and amortization	61,805	72,077
Impairment of proved oil and gas properties	3,915	12,571
Accretion	3,939	3,579
Exploration costs	10,192	41,416
Provision (benefit) for deferred income taxes	4,652	(16,408)
Foreign currency exchange loss	(838)	7,151
(Gain) loss on dispositions of assets	(55)	345
Loss on early extinguishment of debt	9,903	1,426
Stock compensation	5,938	2,434
Other non-cash items included in net income	918	5,393
Increase in receivables	(17,725)	(10,421)
Decrease in payables and accrued liabilities	(1,561)	(20,107)
Other working capital changes	4,579	1,557

Cash provided by continuing operations	142,206	115,044
Cash used by discontinued operations	—	(20,929)

Cash provided by operating activities	142,206	94,115

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures -
Oil and gas properties	(106,263)	(72,797)
Gathering systems and other	(1,430)	(3,024)
Proceeds from sale of oil and gas properties	134	41,483
Proceeds from sale of company, net of cash sold	—	116,107
Other	(1,022)	(2,717)

Cash used by investing activities – continuing operations	(108,581)	79,052
Cash provided by investing activities – discontinued operations	—	10,309

Cash provided (used) by investing activities	(108,581)	89,361

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	4,030	581
Purchase of treasury stock	(129)	(1,295)
Redemption of 9 3/4% Senior Subordinated Notes due 2009	(157,313)	—
Redemption of 9% Senior Subordinated Notes due 2005	—	(50,750)
Advance on revolving credit facility and other borrowings	294,000	115,400
Payments on revolving credit facility and other borrowings	(144,900)	(147,436)
Dividends paid	(5,798)	(5,089)
Other	(3,053)	—

Cash used by financing activities	(13,163)	(88,589)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	128	2,670

NET INCREASE IN CASH AND CASH EQUIVALENTS	20,590	97,557

CASH AND CASH EQUIVALENTS, beginning of period	54,880	9,259

CASH AND CASH EQUIVALENTS, end of period	$75,470	$106,816

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004		2003
PRODUCTION:

Oil (MBbls) -
U.S.	1,532		1,613	3,045		3,169
Canada	215		297	450		671
Argentina (a)	2,434	(d)	2,538	4,875	(d)	5,064
Bolivia (b)	21		21	41		40
Yemen (c)	59		—	59		—

Continuing operations	4,261		4,469	8,470		8,944

Ecuador	—		—	—		114

Total	4,261		4,469	8,470		9,058

Gas (MMcf) -
U.S.	7,125		5,960	13,365		11,977
Canada	3,868		4,486	7,806		10,362
Argentina	2,147	(d)	2,561	4,179	(d)	4,591
Bolivia	1,829		1,635	3,548		3,053

Total	14,969		14,642	28,898		29,983

MBOE from continuing operations	6,756		6,909	13,286		13,941

Total MBOE	6,756		6,909	13,286		14,055

(a)	Production for Argentina for the three months ended June 30, 2004 and 2003, and for the six months ended June 30, 2004 and 2003, before the impact of changes in inventories was 2,455 MBbls, 2,526 MBbls, 4,931 MBbls and 5,055 MBbls, respectively.
(b)	Production for Bolivia for the three months ended June 30, 2004 and 2003, and for the six months ended June 30, 2004 and 2003, before the impact of changes in inventories was 22 MBbls, 21 MBbls, 43 MBbls and 41 MBbls, respectively.
(c)	Production for Yemen for the three months and six months ended June 30, 2004, before the impact of changes in inventories was 108 MBbls, and 109 MBbls, respectively.
(d)	Argentina production for the three months and six months ended June 30, 2004, is estimated to have been reduced as the result of a labor strike by 200 MBbls of oil and 165 MMcf of gas, or 228 MBOE and 365 MBbls of oil and 300 MMcf of gas, or 415 MBOE, respectively.

MBbls   - thousand barrels

MMcf    - million cubic feet

MBOE   - thousand barrels of oil equivalent

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Continued)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Average Sales Price (including impact of hedges):

Oil (per Bbl) -
U.S.	$27.12	$24.47	$27.53	$25.49
Canada	28.80	25.64	28.30	28.56
Argentina	30.29	25.19	29.62	27.02
Bolivia	24.67	23.29	24.26	22.90
Yemen	29.15	—	29.15	—

Continuing operations	29.03	24.95	28.77	26.58

Ecuador	—	—	—	26.87

Total	29.03	24.95	28.77	26.58

Gas (per Mcf) -
U.S.	$5.45	$4.02	$5.24	$4.43
Canada	5.02	4.31	4.85	4.46
Argentina	0.66	0.46	0.58	0.44
Bolivia	1.54	2.17	1.62	2.04

Total	4.17	3.28	4.01	3.58

Average Sales Price (excluding impact of hedges):

Oil (per Bbl) -
U.S.	$34.54	$25.71	$33.54	$28.55
Canada	33.94	25.41	32.29	28.60
Argentina	30.29	25.19	29.62	27.02
Bolivia	24.67	23.29	24.26	22.90
Yemen	29.15	—	29.15	—

Continuing operations	31.96	25.38	31.14	27.67

Ecuador	—	—	—	26.87

Total	31.96	25.38	31.14	27.65

Gas (per Mcf) -
U.S.	$5.52	$4.68	$5.28	$5.23
Canada	5.02	4.76	4.85	5.08
Argentina	0.66	0.46	0.58	0.44
Bolivia	1.54	2.17	1.62	2.04

Total	4.20	3.69	4.03	4.11

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

REVISED 2004 TARGETS

	Previous 2004 Targets	Revised 2004 Targets (d)
Oil production (MMBbls):
U.S.	6.0	6.0
Canada	.8	.8
Argentina	10.6	10.5
Bolivia	.1	.1
Yemen	.4	.5
Total	17.9	17.9

Gas Production (Bcf):
U.S.	26.2	27.7
Canada	14.8	14.8
Argentina	8.2	8.3
Bolivia	5.5	6.8
Total	54.7	57.6

Total MMBOE	27.0	27.5

Assumed NYMEX(a) prices:
Oil	$32.00	$36.00
Gas	$5.25	$5.90

Net realized price (before impact of hedging) as a percent of NYMEX(a) - Total Company:
Oil	84%	82%
Gas	69%	70%

DD&A per BOE (oil and gas only)	$4.60	$4.50
LOE per BOE (b)	$8.80	$9.15
G&A per BOE	$2.45	$2.60

Non-Acquisition Capital Spending Budget (in millions)	$225	$250

Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions) (e)	$283	$325

EBITDAX (in millions)(c)(e)	$385	$427

MMBbls – million barrels

Bcf           – billion cubic feet

MMBOE – million barrels of oil equivalent

(a)	NYMEX
Oil	- Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.
Gas	- Average of the settlement price per MMBtu for the last three trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.
(b)	LOE includes production costs, transportation and storage costs, production and ad valorem taxes and export taxes.
(c)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, gains/losses on property sales and other non-cash items.
(d)	Targets do not reflect any future acquisitions (except the previously announced acquisition of Rio Alto Resources International, Inc.) or dispositions of assets. Targets reflect the impact of existing hedges. See “2004 Targets for Production, Capital Budget and Cash Flow and EBITDAX Increased” and “Forward-Looking Statements” elsewhere in the release.
(e)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measure as the company does not establish targets for such GAAP financial measures.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

HEDGING STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price $ Per Bbl
September 30, 2004	1,453,600	30.44
December 31, 2004	1,264,500	30.20
March 31, 2005	449,700	29.14
June 30, 2005	470,200	28.39
September 30, 2005	484,500	27.94
December 31, 2005	490,700	27.67
March 31, 2006	126,000	33.24
June 30, 2006	127,400	32.67
September 30, 2006	128,800	32.14
December 31, 2006	128,800	31.68
March 31, 2007	126,000	31.42

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price $ Per MMBtu
September 30, 2004	1,840,000	5.96
December 31, 2004	620,000	5.97

-Table Follows-

VINTAGE PETROLEUM, INC.AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Cash flow represents cash provided by continuing operating activities before all exploration costs, changes in working capital items related to operating activities and current taxes on property sales. Cash flow is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (“GAAP”). Cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. The following table reconciles cash provided by operating activities to cash flow (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash provided by operating activities	$57,756	$13,267	$142,206	$94,115
Cash used by discontinued operations	—	18,884	—	20,929

Cash provided by continuing operations	57,756	32,151	142,206	115,044
Changes in working capital items related to operating activities	23,955	23,816	14,707	23,688
Exploration geological and geophysical costs	1,951	3,023	3,741	5,283
Current tax provision associated with net tax gain on property sales	—	5,208	—	5,208

Cash flow	$83,662	$64,198	$160,654	$149,223

EBITDAX is presented herein, and reconciled to the GAAP measures of net income and cash provided by operating activities because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies. EBITDAX should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$37,409	$(8,687)	$56,544	$31,994
Cumulative effect of change in accounting principle	—	—	—	(7,119)
Income from discontinued operations, net of tax	—	—	—	(10,844)
Provision (benefit) for income taxes	17,450	(2,519)	30,820	14,424
Loss on early extinguishment of debt	—	—	9,903	1,426
Interest	12,674	18,016	26,695	36,557
Accretion	1,970	1,832	3,939	3,579
Depreciation, depletion and amortization	29,550	34,783	61,805	72,077
Impairment of oil and gas properties	—	12,571	3,915	12,571
Exploration costs	9,573	32,449	13,933	46,527
Foreign currency exchange (gain) loss	(1,960)	3,514	(838)	7,151
(Gain) loss on disposition of assets	4	(305)	(55)	345
Other non-cash items	3,186	1,721	6,856	2,716

EBITDAX	109,856	93,375	213,517	211,404

Interest	(12,674)	(18,016)	(26,695)	(36,557)
Current income tax expense	(13,520)	(16,369)	(26,168)	(30,832)
Cash used by discontinued operations	—	(18,884)	—	(20,929)
Exploration geological and geophysical costs	(1,951)	(3,023)	(3,741)	(5,283)
Changes in working capital	(23,955)	(23,816)	(14,707)	(23,688)

Cash provided by operating activities	$57,756	$13,267	$142,206	$94,115